CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the reference to our firm under the heading “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information for Wells Fargo Advantage Emerging Markets Equity Select Fund, one of the funds comprising the Wells Fargo Funds Trust.

/s/ KPMG

Boston, Massachusetts

November 22, 2013